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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

    Genus Subsidiary Corporation, a California corporation.

    General Ionex Corporation, a Massachusetts corporation.

    Ionex/HEI Corporation, a Massachusetts corporation.

    Genus Europa GmbH, a German company.

    Genus Europa Ltd., a British company.

    Genus Europa SARL, a French company.

    Genus Europa S.r.l., an Italian company.

    Genus KK, a Japanese company.

    Genus Korea, Ltd., a Korean company.